Exhibit 10(b)

WD-40 Directors’ Compensation Policy and Election Plan
(adopted and effective October 5, 2023)

The WD-40 Corporate Governance Committee has proposed, and the Board of Directors (“Board”) has adopted, this Directors’ Compensation Policy and Election Plan for non-employee directors (the “Election Plan”).

RESTRICTED STOCK UNITS

Each new non-employee director joining the Board after the adoption of this Election Plan will receive restricted stock units (“RSUs”) with a fair market value on the date of grant of $97,000 as soon as practicable upon joining the Board. RSUs shall be granted by the Board under the Amended and Restated WD-40 Company 2016 Stock Incentive Plan (the “Incentive Plan”). Vesting will be immediate and the RSUs will be settled in the common stock of WD-40 Company (the “Company”) upon termination of the director’s service on the Board for any reason, including upon death, resignation, retirement or removal from office (“Termination”.) These vested RSUs will be entitled to dividend equivalents payable in cash as and when declared on the Company’s common stock in accordance with the Incentive Plan. The award agreements issued with respect to the RSUs shall not permit the director to accelerate or otherwise obtain benefits (other than the dividend equivalent payments) with respect to the RSUs until Termination. Except for annual base compensation elected to be paid in RSUs that will have a different vesting schedule, all RSUs awarded pursuant to this Election Plan shall be subject to award agreements having the same terms and conditions for vesting, time of payment, dividend equivalents and acceleration prohibition as provided for hereinabove and all references to RSUs in this Election Plan shall refer to RSUs subject to such award agreements.

Each continuing non-employee director will receive annually an award of RSUs with a fair market value of $97,000 on the date of grant. The RSUs will be granted by the Board under the Incentive Plan at the organizational meeting of the Board immediately following the annual meeting of stockholders in December (“annual meeting”) of each year.

The award of RSUs to non-employee directors at the organizational meeting shall represent, in part, the full measure of compensation earned by each director for services rendered in the month of December from and after such meeting.

ANNUAL BASE COMPENSATION AND ELECTION OF PAYMENT IN CASH AND/OR BY AWARD OF RSUs

Annual base compensation for non-employee directors for services rendered during the calendar year beginning on January 1st following the Company’s annual meeting through the date of the next annual meeting shall be $60,000 (“Base Compensation”). Such amount does not include board committee fees, donation from the Director Contribution Fund, reimbursement for travel expenses or continuing education. No separate compensation shall be payable for special meetings of the directors.

Compensation for Directors to be Elected at the Annual Meeting

Base Compensation for each non-employee director will be paid, at his or her written election, in cash and/or RSUs. Non-employee directors may elect to receive all or a portion of Base Compensation in cash in increments of $1,000 and shall make this election by the date of the annual meeting. Cash compensation to be paid, if any, shall be paid on or about March 1 of the following year. RSUs having a fair market value as of the date of grant equal to the amount of Base Compensation not elected to be received in cash will be granted by the Board under the Incentive

Plan immediately following the annual meeting, at which time, the director’s election shall become irrevocable.

Compensation for Directors Appointed During Year

Non-employee directors appointed during the year to fill a vacancy on the Board will receive annual base compensation according to the following schedule:

    Appointment at or prior to the second quarter meeting (March):     $60,000
    Appointment at or prior to the third quarter meeting (June):          $45,000
    Appointment at or prior to the fourth quarter meeting (October):    $30,000

Payment of the pro-rated annual base compensation, along with pro-rated non-employee Board Chair, Lead Director or committee service fees (see “Non-Employee Board Chair or Lead Director Compensation” and “Committee Compensation” below), shall be made on or before the first day of the second month following appointment to the Board provide such new director has provided his or her election timely. Prior to the effective date of the new director’s election or appointment to the Board, the director may elect to receive all or part of the annual base compensation in cash or RSUs in increments of $1,000 and RSUs shall be awarded in the manner provided for elections with respect to the receipt of annual base compensation as set forth above. The RSUs are to be granted by the full Board under the Incentive Plan at the next meeting of the Board following receipt of the director’s election in the same manner in which RSUs are awarded to directors pursuant to their annual compensation elections. The new non-employee director’s election shall be irrevocable upon the effective date of his or her service as a director.

Compensation for Directors Leaving During Year

If deemed practical by the Corporate Governance Committee, a departing non-employee director will be paid for the pro-rata portion of time actually served and may be required to return a pro rata portion of compensation received or to forfeit a pro rata portion of RSUs awarded pursuant to the foregoing election provisions, as such required return of compensation or forfeiture may be determined by the Corporate Governance Committee in its reasonable discretion.

IRC SECTION 409A PLAN

The foregoing provisions relating to the grant of RSUs under the Incentive Plan and a director’s election to receive all or part of the Base Compensation in cash are intended to constitute a binding plan for purposes of Section 409A of the Internal Revenue Code.

NON-EMPLOYEE BOARD CHAIR OR LEAD DIRECTOR COMPENSATION

The Board’s non-employee Board Chair or Lead Director will receive $30,000 as additional cash compensation annually. Such compensation shall be paid on or about March 1. This amount will be pro-rated for partial year service as non-employee Board Chair or Lead Director as set forth below and shall be made on or before the first day of the second month following appointment to the position.

    Appointment at or prior to the second quarter meeting (March):     $22,500
    Appointment at or prior to the third quarter meeting (June):          $15,000
    Appointment at or prior to the fourth quarter meeting (October):     $7,500

COMMITTEE COMPENSATION

Annual Committee service fees are as stated below:

AUDIT		COMPENSATION		CORPORATE GOV.		FINANCE
Member	Chair	Member	Chair	Member	Chair	Member	Chair
$11,000	$20,000	$6,000	$14,000	$5,000	$11,000	$6,000	$12,000

Payment of annual committee service fees shall be made in lump sum on or about March 1 of each year covering committee services provided from the beginning of the calendar year following each annual meeting to the next annual meeting.

Amounts will be pro-rated for partial year service as set forth below and shall be made on or before the first day of the second month following appointment to the committee.

	AUDIT		COMPENSATION		CORP. GOV.		FINANCE
Timing of Appointment	Member	Chair	Member	Chair	Member	Chair	Member	Chair
At or prior to Q2 meeting (March)	$8,250	$15,000	$4,500	$10,500	$3,750	$8,250	$4,500	$9,000
At or prior to Q3 meeting (June)	$5,500	$10,000	$3,000	$7,000	$2,500	$5,500	$3,000	$6,000
At or prior to Q4 meeting (October)	$2,750	$5,000	$1,500	$3,500	$1,250	$2,750	$1,500	$3,000

ADDITIONAL BENEFITS

Charitable Donations

Subject to the availability of funds in the Company’s Director Contributions Fund, each non-employee director may designate $7,000 annually to a qualified (501(c)(3)) charitable organization. Newly elected non-employee directors will be eligible to make charitable funding designations for the fiscal year following the fiscal year in which they are elected. Any continuing director who serves any part of a fiscal year shall be entitled to designate $7,000 for that year.

Continuing Education and Travel Reimbursements

Each non-employee director will be reimbursed up to a total of $3,500 per year for education expenses, including appropriate travel costs. There will be no “carry-forward” if the amount is not utilized during the year.

Reimbursement shall be up to a total of $10,000 in any year if a director engages in international travel to visit company worksites or travel with company personnel. Directors are encouraged to share their learning from educational programs with the Board.

/s/ PHENIX Q. KIAMILEV
Phenix Kiamilev

General Counsel and Corporate Secretary of WD-40 Company